ANSLOW & JACLIN, LLP


October 30, 2002

HIV-VAC, INC.
12 Harben Court
Collingwood, ON
L9Y 4L8
Attention:  Kevin Murray, President

         Re:      Form S-8 Registration Statement

Dear Mr. Murray:

We refer to the offering (the "Offering") of an aggregate of 1,150,000 shares of common stock, $.001 par value (the "Common Stock") of HIV-VAC, INC., a Nevada corporation (the "Company") being registered on behalf of the Company, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission, as subsequently amended from time to time (collectively, the "Registration Statement"). The Common Stock is to be offered to the following consultants:

Name                    Number of Shares
Sheldon Cohen           300,000
Cliff Bodden            300,000
Lina Fedko              300,000
Erwin Rapoport          250,000

In furnishing our opinion, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein.

In all such examinations, we have assumed the authenticity of all documents submitted to me as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

In addition, the Company has represented the following to us with regard to each of the consultants who are receiving shares pursuant to the Registration
Statement:

     1.   Each consultant is a natural person;
     2.   Each consultant has provided consulting services to the Company;
     3. Each consultant has provided consulting services that were not for capital raising transactions and were not in connection with the sale and offer of securities, or maintaining stock price;
     4.   Each consultant has invoiced the Company for the services;
     5.   There is no litigation pending or threatened against the Company; and
     6.   The Company is up to date with filings and periodic reports.

Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; and (b) the Common Shares to be sold for the account of the Company shall have been sold as contemplated in the Registration Statement, then all of the Common Shares, upon execution and delivery of proper certificates therefore, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement.

We are members of the Bar of the State of New Jersey and we do not express herein any opinion as to any matters governed by any law other than the law of the State of New Jersey and the Federal laws of the United States.

This opinion is limited to the matters set forth herein, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Securities pursuant to and as contemplated by the Registration Statement.

Very truly yours,

ANSLOW & JACLIN, LLP


BY: /s/ RICHARD I. ANSLOW
   -------------------------
        RICHARD I. ANSLOW

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